As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-190611

Registration No. 333-210336

Registration No. 333-238573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-190611

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-210336

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-238573

BMC STOCK HOLDINGS, INC.

(Exact Name of Registrant as specified in its Charter)

Delaware	26-4687975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

BMC Stock Holdings, Inc.

4800 Falls of Neuse Road, Suite 400

Raleigh, North Carolina 27609

(919) 431-1000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan

BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan

(Full title of the plan)

Timothy D. Johnson

Executive Vice President, General Counsel and Secretary

BMC Stock Holdings, Inc.

4800 Falls of Neuse Road, Suite 400

Raleigh, North Carolina 27609

(919) 431-1000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

BMC Stock Holdings, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and deregister any and all unissued and unsold securities and obligations of the Registrant that had been registered but remain unsold or otherwise unissued under such Registration Statements as of the date hereof:

(a) Registration Statement on Form S-8 filed with the Securities Exchange Commission (“SEC”) on August 14, 2013, registering 1,800,000 of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), which were reserved for issuance under the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) (File No. 333-190611) (the “First Registration Statement”);

(b) Registration Statement on Form S-8 filed with the SEC on March 23, 2016, registering 3,800,000 of the Registrant’s Common Stock, which were reserved for issuance under the 2013 Plan (File No. 333-210336) (the “Second Registration Statement” and, together with the First Registration Statement, the “2013 Plan Registration Statements”);

(c) Post-Effective Amendment No. 1 to the 2013 Plan Registration Statements filed with the SEC on May 21, 2020, providing that the 2013 Registration Statements also covered 3,634,203 shares of Registrant’s Common Stock as provided therein (File No. 333-190611);

(d) Post-Effective Amendment No. 1 to the 2013 Plan Registration Statements filed with the SEC on May 21, 2020 providing that the 2013 Registration Statements also covered 3,634,203 shares of Registrant’s Common Stock as provided therein (File No. 333-210336); and

(e) Registration Statement on Form S-8 filed with the SEC on May 21, 2020, registering 2,650,000 of the Registrant’s Common Stock, which were reserved for issuance under the BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan on the Registration Statement on Form S-8 (File No. 333-238573).

On January 1, 2021, as previously announced, Boston Merger Sub I Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Builders FirstSource, Inc., a Delaware corporation (“Builders FirstSource”), merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Builders FirstSource, pursuant to an Agreement and Plan of Merger, dated as of August 26, 2020, by and among the Registrant, Builders FirstSource, and Merger Sub. As a result of the Merger, the Registrant has terminated any and all offers and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in its Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant that remain unsold at the termination of the offers and sales of such securities, the Registrant hereby removes from registration any and all securities registered under the Registration Statements that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on January 4, 2021.

BMC STOCK HOLDINGS, INC.

By:	/s/ Timothy D. Johnson
Name:	Timothy D. Johnson
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.